Avantair, Inc. to Present at the Fourth Annual Noble Financial Equity Conference

CLEARWATER, Fla. - August 14, 2008 - Avantair, Inc. (OTCBB:AAIR) (OTCBB:AAIRU) (OTCBB:AAIRW), the only publicly traded stand-alone fractional operator and the sole North American provider of fractional shares in the Piaggio Avanti P.180 aircraft, today announced its upcoming presentation at the Fourth Annual Noble Financial Equity Conference being held August 18 and 19, 2008 at the Loews Las Vegas Resort in Henderson, Nevada.

Avantair, Inc. Chief Executive Officer Steven Santo will present at 10:00 a.m. PT on Monday, August 18th. A live and archived webcast of the presentation will be available on the Avantair, Inc. website at www.avantair.com under Investors: Event Calendar.

The Fourth Annual Noble Financial Equity Conference will feature presentations by 150 small-cap companies in a variety of industries, including: Biotechnology, Business and Consumer Services, Healthcare and Medical Technology and Media, Entertainment and Gaming. The conference’s goal is to uncover and showcase the value embedded in orphaned, undiscovered or misunderstood companies.

About Avantair
Avantair, the only publicly traded stand-alone fractional operator and the sole North American provider of fractional shares in the Piaggio Avanti P.180 aircraft, is headquartered in Clearwater, FL with approximately 400 employees. The Company offers private travel solutions for individuals and companies traveling within its service area, which includes the United States, Canada, the Caribbean and Mexico, at a fraction of the cost of whole aircraft ownership. The Company currently manages a fleet of 49 aircraft, with another 60 Piaggio Avanti IIs on order through 2013. For more information about Avantair, please visit: http://www.avantair.com.

Contact:
The Piacente Group, Inc.
Lesley Snyder
212-481-2050
Lesley@tpg-ir.com

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